First Internet Bancorp Reports First Quarter 2023 Results

Fishers, Indiana, April 26, 2023 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter ended March 31, 2023.

Addressing Recent Market Events

•Deposit growth of $181.0 million in the first quarter, a 5.3% increase from the fourth quarter of 2022

•Estimated uninsured deposits represented 26% of total deposits at March 31, 2023, and 19% of total deposits after adjusting for insured/collateralized public funds and contractual deposits

•No additional borrowing from either the FHLB or the Federal Reserve during the first quarter; total borrowing availability of $628 million across all facilities at quarter end

•Office commercial real estate exposure represents less than 1% of total loan balances and is primarily limited to suburban and medical offices

•Total after-tax unrealized securities losses in both the available-for-sale and held-to-maturity portfolios represented 13.3% of tangible shareholders’ equity at quarter end

•Tangible common equity to tangible assets of 7.47%; CET1 ratio of 10.35%; tangible book value per share of $39.43

First Quarter 2023 Financial Highlights

•Net loss of $1.3 million and a diluted loss per share of $0.14

•Net loss was impacted by a partial charge-off of $4.7 million related to one C&I participation loan

•Adjusted net income of $4.8 million, or $0.53 adjusted diluted earnings per share, when excluding (i) net pre-tax costs of $3.0 million incurred as a result of the previously announced exit of the Bank’s consumer mortgage operations and (ii) the aforementioned $4.7 million partial charge-off of the C&I participation loan

•Net interest margin of 1.76% and fully-taxable equivalent net interest margin of 1.89%, compared to 2.09% and 2.22%, respectively, for the fourth quarter of 2022

•Repurchased 161,691 shares

“Our active management of liquidity, capital and revenue streams in preparation for a dynamic economic environment positioned us to effectively withstand the recent challenges to the banking system,” said David Becker, Chairman and Chief Executive Officer. “Early in the first quarter, we focused on growing deposits and building liquidity, which we successfully accomplished despite intense competition amid the overall decline in system-wide deposits. While we experienced a modest decline in deposits from mid-March through quarter-end, balances have rebounded and are up $135 million thus far in April.

“We remain focused on our strategies to bolster the resilience of our balance sheet and our revenue channels. We continue to improve the composition of the loan portfolio towards a more favorable mix of variable rate and higher yielding loans. New origination yields were up significantly during the quarter, positioning us to achieve stronger earnings and profitability once deposit costs stabilize. In addition, our SBA lending team generated a very strong quarter with gain on sale revenue up over 40% compared to the fourth quarter.”

Mr. Becker concluded, “Despite an issue late in the quarter on one commercial participation loan, our exposure to similar-type loans is very limited and all others are performing well. Our overall asset quality remains solid, and our capital levels are strong.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2023 was $19.6 million, compared to $21.7 million for the fourth quarter of 2022, and $25.8 million for the first quarter of 2022. On a fully-taxable equivalent basis, net interest income for the first quarter of 2023 was $21.0 million, compared to $23.1 million for the fourth quarter of 2022, and $27.1 million for the first quarter of 2022.

Total interest income for the first quarter of 2023 was $52.0 million, an increase of 13.9% compared to the fourth quarter of 2022, and an increase of 44.4% compared to the first quarter of 2022. On a fully-taxable equivalent basis, total interest income for the first quarter of 2023 was $53.4 million, an increase of 13.5% compared to the fourth quarter of 2022, and an increase of 43.0% compared to the first quarter of 2022. The increase from the linked quarter was due primarily to growth in interest income earned on loans, other earning assets and securities. The yield on average interest-earning assets for the first quarter of 2023 increased to 4.69% from 4.40% for the fourth quarter of 2022 due primarily to a 24 basis point (“bp”) increase in the average loan yield, a 94 bp increase in the yield earned on other earning assets and a 36 bp increase in the yield earned on securities. Compared to the linked quarter, average loan balances increased $191.9 million, or 5.7%, while the average balance of other earning assets increased $181.4 million, or 121.0%, and the average balance of securities increased $6.7 million, or 1.2%.

Interest income earned on commercial loans was higher due to increased average balances and the positive impact of higher rates in the variable rate SBA, construction and investor commercial real estate portfolios, as well as strong growth and higher new origination yields in the franchise finance portfolio. This was partially offset by lower average balances and prepayment fees in the healthcare finance portfolio, as well as lower prepayment fees in the single tenant lease financing portfolio.

In the consumer portfolio, interest income was up due to higher new origination yields, increases in the average balance of residential mortgage, trailers and recreational vehicles portfolios, and higher rates in the variable rate home equity portfolio.

The yield on funded portfolio originations was 7.76% in the first quarter, an increase of 161 bps compared to the fourth quarter of 2022 and an increase of 297 basis points compared to the first quarter of 2022. Because of the fixed-rate nature of certain larger portfolios, there is a lagging impact of origination yields on the portfolio, which are expected to increase over time.

Interest earned on cash and other interest-earning balances increased $2.4 million, or 171.6%, during the quarter due to the impact of higher short-term interest rates on cash balances as well as a $181.4 million increase, or 152.5%, in average cash balances. Furthermore, interest income earned on securities increased $0.5 million, or 12.3%, during the first quarter of 2023 as the yield on the portfolio increased 36 bps to 3.05% driven primarily by variable rate securities resetting higher, slower prepayment speeds and an increase in the average balance of the portfolio.

Total interest expense for the first quarter was $32.5 million, an increase of $8.5 million, or 35.2%, compared to the linked quarter, due to increases in both market interest rates and average interest-bearing deposit balances throughout the quarter. Interest expense related to interest-bearing deposits increased $8.5 million, or 45.0%, driven primarily by higher costs on CD and brokered deposits and money market accounts. Average CD balances increased $261.4 million, or 32.9%, while the cost of funds increased 108 bps, as the Company took advantage of strong consumer and small business demand during the quarter and pulled forward origination activity planned for later in the year. The average balance of brokered deposits increased $165.1 million, or 38.6%, driven by a full quarter’s impact of brokered CD issuances in late 2022, and the cost of funds increased 71 bps. Additionally, while average money market balances decreased $64.0 million, or 4.4%, during the quarter, the cost of these deposits increased 73 bps due to the impact of continued Federal Reserve rate increases.

The average balance of BaaS – brokered deposits increased by $10.2 million, reaching $25.7 million by quarter-end. In total, BaaS deposits were $82.4 million as of March 31, 2023 as Fintech programs were onboarded and existing programs grew during the quarter.

Net interest margin (“NIM”) was 1.76% for the first quarter of 2023, down from 2.09% for the fourth quarter of 2022 and 2.56% for the first quarter of 2022. Fully-taxable equivalent NIM (“FTE NIM”) was 1.89% for the first quarter of 2023, down from 2.22% for the fourth quarter of 2022 and 2.69% for the first quarter of 2022. The decreases in NIM and FTE NIM compared to the linked quarter were driven primarily by the effect of higher interest-bearing deposit costs, partially offset by higher yields on loans, other earning assets and securities.

Noninterest Income
Noninterest income for the first quarter of 2023 was $5.4 million, down $0.4 million, or 6.2%, from the fourth quarter of 2022, and down $1.4 million, or 20.1%, from the first quarter of 2022. Gain on sale of loans totaled $4.1 million for the first quarter of 2023, up $1.2 million, or 41.9%, from the linked quarter. Gain on sale revenue in the quarter consisted entirely of gain on the sales of U.S. Small Business Administration (“SBA”) 7(a) guaranteed loans, which increased due to a higher volume of loan sales, as well as higher net premiums. Other income totaled $0.4 million for the first quarter of 2023, down $1.2 million compared to the linked quarter due to distributions received on certain Small Business Investment Company and venture capital fund investments in the fourth quarter. Mortgage banking revenue totaled only $0.1 million for the first quarter as the Company immediately began winding down its existing pipeline following its announced exit from the consumer mortgage business in January 2023.

Noninterest Expense
Noninterest expense for the first quarter of 2023 was $21.0 million, up $2.4 million, or 13.2%, from the fourth quarter of 2022 and up $2.2 million, or 11.6%, from the first quarter of 2022. Excluding $3.1 million of mortgage operations and exit costs, adjusted noninterest expense totaled $17.9 million for the first quarter, declining $0.6 million, or 3.3%, compared to the linked quarter. Excluding the mortgage operations and exit costs, salaries and employee benefits expense decreased by $0.8 million compared to the linked quarter due to lower incentive compensation and bonus accruals. Also, marketing, advertising and promotion expense, consulting and professional fees, premises and equipment costs and other expenses decreased from the linked quarter, while loan expenses and deposit insurance premiums were higher. The increase in loan expenses reflects higher third party loan servicing costs related to franchise finance loan volume. The increase in deposit insurance premium was due primarily to asset growth, as well as the composition of loans and deposits.

Income Taxes
The Company recognized an income tax benefit of $1.8 million for the first quarter of 2023, compared to an income tax expense of $0.5 million and an effective tax rate of 7.3% for the fourth quarter of 2022 and an income tax expense of $1.8 million and an effective tax rate of 13.8% for the first quarter of 2022. The income tax benefit in the first quarter of 2023 reflects the net loss resulting from the partial charge-off of the participation loan and the recognition of mortgage exit costs described above.

Loans and Credit Quality
Total loans as of March 31, 2023 were $3.6 billion, an increase of $110.1 million, or 3.1%, compared to December 31, 2022, and an increase of $728.7 million, or 25.3%, compared to March 31, 2022. Total commercial loan balances were $2.8 billion as of March 31, 2023, an increase of $88.7 million, or 3.3%, compared to December 31, 2022, and an increase of $468.0 million, or 20.0%, compared to March 31, 2022. Compared to the linked quarter, the increase in commercial loan balances was driven primarily by growth in franchise finance, single tenant lease financing and small business lending balances, as well as combined growth in investor commercial real estate and construction balances. These items were partially offset by a decrease in the public finance portfolio as well as continued runoff in the healthcare finance portfolio.

Total consumer loan balances were $756.4 million as of March 31, 2023, an increase of $23.1 million, or 3.1%, compared to December 31, 2022, and an increase of $267.6 million, or 54.7%, compared to March 31, 2022. The increase compared to the linked quarter was due primarily to higher balances in the recreational vehicles and trailers loan portfolios as well as funded residential mortgages that were in the pipeline prior to the announced exiting of the business.

Total delinquencies 30 days or more past due were 0.13% of total loans as of March 31, 2023, compared to 0.17% at December 31, 2022 and 0.03% as of March 31, 2022. The decrease in delinquencies during the first quarter of 2023 was due primarily to a construction loan that became current in the first quarter of 2023. Nonperforming loans to total loans was 0.32% as of March 31, 2023, compared to 0.22% at December 31, 2022 and 0.25% as of March 31, 2022. Nonperforming loans totaled $11.4 million at March 31, 2023, up from $7.5 million at December 31, 2022. The increase was due primarily to one commercial and industrial (“C&I”) credit with a balance of $9.8 million that was moved to nonaccrual status late in the quarter. The Company subsequently recognized a partial charge-off of $4.7 million related to this loan due to negative developments following quarter end.

The allowance for credit losses (“ACL”) as a percentage of total loans was 1.02% as of March 31, 2023, compared to 0.91% as of December 31, 2022 and 0.98% as of March 31, 2022. The increase in the ACL reflects the day one Current Expected Credit Losses (“CECL”) adjustment of $3.0 million, as well as overall growth in the loan portfolio and changes in certain economic forecasts that impacted quantitative factors for certain portfolios.

Net charge-offs were $5.0 million in the first quarter of 2023, compared to net charge-offs of $0.2 million in the fourth quarter 2022. The increase was due almost wholly to the C&I participation loan discussed above. Net charge-offs to average loans totaled 57 bps in the first quarter.

The provision for loan losses in the first quarter was $7.2 million, compared to $2.1 million for the fourth quarter of 2022. The increase in provision for the quarter reflects the partial charge-off of the C&I participation loan discussed above as well as growth in the loan portfolio and the impact of economic forecasts on certain portfolios mentioned above.

Capital
As of March 31, 2023, total shareholders’ equity was $357.3 million, a decrease of $7.7 million, or 2.1%, compared to December 31, 2022, and a decrease of $17.4 million, or 4.6%, compared to March 31, 2022. The decrease in shareholders’ equity during the first quarter of 2023 was due primarily to stock repurchase activity, the day one CECL adjustment and the net loss during the quarter, partially offset by a decrease in accumulated other comprehensive loss. Book value per common share was $39.95 as of March 31, 2023, down from $40.26 as of December 31, 2022 and up from $38.69 as of March 31, 2022. Tangible book value per share was $39.43, down from $39.74 as of December 31, 2022 and up from $38.21 as of March 31, 2022.

In connection with its previously announced stock repurchase program, the Company repurchased 161,691 shares of its common stock during the first quarter of 2023 at an average price of $24.50 per share. The Company has repurchased $36.2 million of stock under its authorized programs to-date.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2023.

	As of March 31, 2023
	Company	Bank

Total shareholders’ equity to assets	7.56%	9.32%
Tangible common equity to tangible assets [1]	7.47%	9.23%
Tier 1 leverage ratio [2]	8.14%	9.92%
Common equity tier 1 capital ratio [2]	10.35%	12.63%
Tier 1 capital ratio [2]	10.35%	12.63%
Total risk-based capital ratio [2]	14.17%	13.62%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 2:00 p.m. Eastern Time on Thursday, April 27, 2023 to discuss its quarterly financial results. The call can be accessed via telephone at (833) 470-1428; access code: 192191. A recorded replay can be accessed through May 27, 2023 by dialing (866) 813-9403; access code: 451912.

Additionally, interested parties can listen to a live webcast of the call on the Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp First Internet Bancorp is a financial holding company with assets of $4.7 billion as of March 31, 2023. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposit, SBA financing, franchise finance, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the financial condition, results of operations, trends in lending policies and loan programs, plans and prospective business partnerships, objectives, future performance and business of the Company. Forward-looking statements are generally identifiable by the use of words such as “achieve”, “anticipate,” “believe,” “build”, “continue,” “could,” “estimate,” “expect,” “growth,” “help,” “improve”, “may,” “opportunities,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “stabilize”, “strategies”, “thereafter,” “well-positioned,” “will,” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Such statements are subject to certain risks and uncertainties including: our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that is the collateral for our loans. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial and industrial, construction, SBA, and franchise finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; the anticipated impacts of inflation and rising interest rates on the general economy; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, net interest income – FTE, net interest margin – FTE, adjusted total revenue, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted income tax (benefit) provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity and adjusted effective income tax rate are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with

GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net (loss) income	$(1,305)	6,351	$11,209

Per share and share information
(Loss) earnings per share - basic	$(0.14)	$0.68	$1.14
(Loss) earnings per share - diluted	(0.14)	0.68	1.14
Dividends declared per share	0.06	0.06	0.06
Book value per common share	39.95	40.26	38.69
Tangible book value per common share [1]	39.43	39.74	38.21
Common shares outstanding	8,943,477	9,065,883	9,683,727
Average common shares outstanding:
Basic	9,024,072	9,281,309	9,790,122
Diluted	9,051,890	9,343,533	9,870,394
Performance ratios
Return on average assets	(0.11%)	0.59%	1.08%
Return on average shareholders' equity	(1.46%)	6.91%	11.94%
Return on average tangible common equity [1]	(1.48%)	7.00%	12.09%
Net interest margin	1.76%	2.09%	2.56%
Net interest margin - FTE [1,2]	1.89%	2.22%	2.69%
Capital ratios [3]
Total shareholders' equity to assets	7.56%	8.03%	8.87%
Tangible common equity to tangible assets [1]	7.47%	7.94%	8.77%
Tier 1 leverage ratio	8.14%	9.06%	9.26%
Common equity tier 1 capital ratio	10.35%	10.93%	13.16%
Tier 1 capital ratio	10.35%	10.93%	13.16%
Total risk-based capital ratio	14.17%	14.75%	17.62%
Asset quality
Nonperforming loans	$11,432	$7,529	$7,084
Nonperforming assets	11,557	7,571	7,085
Nonperforming loans to loans	0.32%	0.22%	0.25%
Nonperforming assets to total assets	0.24%	0.17%	0.17%
Allowance for credit losses - loans to:
Loans	1.02%	0.91%	0.98%
Nonperforming loans	322.6%	421.5%	398.8%
Net charge-offs to average loans	0.57%	0.03%	0.05%
Average balance sheet information
Loans	$3,573,852	$3,382,212	$2,947,924
Total securities	585,270	578,608	648,728
Other earning assets	331,294	149,910	455,960
Total interest-earning assets	4,499,806	4,119,897	4,080,725
Total assets	4,647,175	4,263,246	4,214,918
Noninterest-bearing deposits	134,988	135,702	112,248
Interest-bearing deposits	3,411,969	3,041,022	3,071,420
Total deposits	3,546,957	3,176,724	3,183,668
Shareholders' equity	363,292	364,657	380,767

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2022)
Dollar amounts in thousands
	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and due from banks	$27,741	$17,426	$20,976
Interest-bearing deposits	276,231	239,126	496,573
Securities available-for-sale, at fair value	395,833	390,384	465,288
Securities held-to-maturity, at amortized cost, net of allowance for credit losses	210,761	189,168	163,370
Loans held-for-sale	18,144	21,511	33,991
Loans	3,609,454	3,499,401	2,880,780
Allowance for credit losses - loans	(36,879)	(31,737)	(28,251)
Net loans	3,572,575	3,467,664	2,852,529
Accrued interest receivable	22,322	21,069	15,263
Federal Home Loan Bank of Indianapolis stock	28,350	28,350	25,219
Cash surrender value of bank-owned life insurance	40,105	39,859	39,133
Premises and equipment, net	74,248	72,711	68,632
Goodwill	4,687	4,687	4,687
Servicing asset	7,312	6,255	5,249
Other real estate owned	106	—	—
Accrued income and other assets	44,616	44,894	34,487
Total assets	$4,723,031	$4,543,104	$4,225,397

Liabilities
Noninterest-bearing deposits	$140,449	$175,315	$119,196
Interest-bearing deposits	3,481,841	3,265,930	3,098,783
Total deposits	3,622,290	3,441,245	3,217,979
Advances from Federal Home Loan Bank	614,929	614,928	514,923
Subordinated debt	104,608	104,532	104,306
Accrued interest payable	2,592	2,913	1,532
Accrued expenses and other liabilities	21,328	14,512	12,002
Total liabilities	4,365,747	4,178,130	3,850,742
Shareholders' equity
Voting common stock	189,202	192,935	214,473
Retained earnings	199,335	205,675	183,043
Accumulated other comprehensive loss	(31,253)	(33,636)	(22,861)
Total shareholders' equity	357,284	364,974	374,655
Total liabilities and shareholders' equity	$4,723,031	$4,543,104	$4,225,397

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income
Loans	$43,843	$40,354	$33,188
Securities - taxable	3,606	3,222	2,221
Securities - non-taxable	798	699	249
Other earning assets	3,786	1,394	376
Total interest income	52,033	45,669	36,034
Interest expense
Deposits	27,270	18,807	6,097
Other borrowed funds	5,189	5,193	4,187
Total interest expense	32,459	24,000	10,284
Net interest income	19,574	21,669	25,750
Provision for credit losses	7,204	2,109	791
Net interest income after provision for credit losses	12,370	19,560	24,959
Noninterest income
Service charges and fees	209	226	316
Loan servicing revenue	785	715	585
Loan servicing asset revaluation	(55)	(539)	(297)
Mortgage banking activities	76	1,010	1,873
Gain on sale of loans	4,061	2,862	3,845
Other	370	1,533	498
Total noninterest income	5,446	5,807	6,820
Noninterest expense
Salaries and employee benefits	11,794	10,404	9,878
Marketing, advertising and promotion	844	837	756
Consulting and professional fees	926	914	1,925
Data processing	659	567	449
Loan expenses	1,977	1,018	1,582
Premises and equipment	2,777	2,921	2,540
Deposit insurance premium	543	355	281
Other	1,434	1,497	1,369
Total noninterest expense	20,954	18,513	18,780
(Loss) income before income taxes	(3,138)	6,854	12,999
Income tax (benefit) provision	(1,833)	503	1,790
Net (loss) income	$(1,305)	$6,351	$11,209

Per common share data
(Loss) earnings per share - basic	$(0.14)	$0.68	$1.14
(Loss) earnings per share - diluted	$(0.14)	$0.68	$1.14
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$3,583,242	$43,843	4.96%	$3,391,379	$40,354	4.72%	$2,976,037	$33,188	4.52%
Securities - taxable	511,923	3,606	2.86%	508,725	3,222	2.51%	567,776	2,221	1.59%
Securities - non-taxable	73,347	798	4.41%	69,883	699	3.97%	80,952	249	1.25%
Other earning assets	331,294	3,786	4.63%	149,910	1,394	3.69%	455,960	376	0.33%
Total interest-earning assets	4,499,806	52,033	4.69%	4,119,897	45,669	4.40%	4,080,725	36,034	3.58%
Allowance for credit losses - loans	(35,075)			(30,543)			(27,974)
Noninterest-earning assets	182,444			173,892			162,167
Total assets	$4,647,175			$4,263,246			$4,214,918

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$333,642	$900	1.09%	$326,102	$628	0.76%	$318,281	$412	0.52%
Savings accounts	38,482	82	0.86%	47,799	104	0.86%	60,616	53	0.35%
Money market accounts	1,377,600	12,300	3.62%	1,441,583	10,508	2.89%	1,454,436	1,503	0.42%
BaaS - brokered deposits	14,741	138	3.80%	4,563	13	1.13%	12,111	6	0.20%
Certificates and brokered deposits	1,647,504	13,850	3.41%	1,220,975	7,554	2.45%	1,225,976	4,123	1.36%
Total interest-bearing deposits	3,411,969	27,270	3.24%	3,041,022	18,807	2.45%	3,071,420	6,097	0.81%
Other borrowed funds	719,499	5,189	2.92%	712,465	5,193	2.89%	619,191	4,187	2.74%
Total interest-bearing liabilities	4,131,468	32,459	3.19%	3,753,487	24,000	2.54%	3,690,611	10,284	1.13%
Noninterest-bearing deposits	134,988			135,702			112,248
Other noninterest-bearing liabilities	17,427			9,400			31,292
Total liabilities	4,283,883			3,898,589			3,834,151
Shareholders' equity	363,292			364,657			380,767
Total liabilities and shareholders' equity	$4,647,175			$4,263,246			$4,214,918

Net interest income		$19,574			$21,669			$25,750

Interest rate spread			1.50%			1.86%			2.45%
Net interest margin			1.76%			2.09%			2.56%
Net interest margin - FTE [2,3]			1.89%			2.22%			2.69%
1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$115,410	3.2%	$126,108	3.6%	$99,808	3.5%
Owner-occupied commercial real estate	59,643	1.7%	61,836	1.8%	56,752	2.0%
Investor commercial real estate	142,174	3.9%	93,121	2.7%	34,627	1.2%
Construction	158,147	4.4%	181,966	5.2%	149,662	5.2%
Single tenant lease financing	952,533	26.3%	939,240	26.8%	852,519	29.6%
Public finance	604,898	16.8%	621,032	17.7%	587,817	20.4%
Healthcare finance	256,670	7.1%	272,461	7.8%	354,574	12.3%
Small business lending	136,382	3.8%	123,750	3.5%	97,040	3.4%
Franchise finance	382,161	10.6%	299,835	8.6%	107,246	3.7%
Total commercial loans	2,808,018	77.8%	2,719,349	77.7%	2,340,045	81.3%

Consumer loans
Residential mortgage	392,062	10.9%	383,948	11.0%	191,153	6.6%
Home equity	26,160	0.7%	24,712	0.7%	18,100	0.6%
Trailers	172,640	4.8%	167,326	4.8%	148,870	5.2%
Recreational vehicles	128,307	3.6%	121,808	3.5%	93,458	3.2%
Other consumer loans	37,186	1.0%	35,464	1.0%	28,002	1.0%
Tax refund advance loans	—	0.0%	—	0.0%	9,177	0.3%
Total consumer loans	756,355	21.0%	733,258	21.0%	488,760	16.9%

Net deferred loan fees, premiums, discounts and other [1]	45,081	1.2%	46,794	1.3%	51,975	1.8%

Total loans	$3,609,454	100.0%	$3,499,401	100.0%	$2,880,780	100.0%

	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$140,449	3.9%	$175,315	5.1%	$119,197	3.7%
Interest-bearing demand deposits	351,641	9.7%	335,611	9.8%	334,723	10.4%
Savings accounts	32,762	0.9%	44,819	1.3%	66,320	2.1%
Money market accounts	1,254,013	34.6%	1,418,599	41.2%	1,475,857	45.8%
BaaS - brokered deposits	25,725	0.7%	13,607	0.4%	50,006	1.6%
Certificates of deposits	1,170,094	32.3%	874,490	25.4%	889,789	27.6%
Brokered deposits	647,606	17.9%	578,804	16.8%	282,087	8.8%
Total deposits	$3,622,290	100.0%	$3,441,245	100.0%	$3,217,979	100.0%

1 Includes carrying value adjustments of $31.5 million, $32.5 million and 36.4 million related to terminated interest rate swaps associated with public finance loans as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Total equity - GAAP	$357,284	$364,974	$374,655
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$352,597	$360,287	$369,968

Total assets - GAAP	$4,723,031	$4,543,104	$4,225,397
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$4,718,344	$4,538,417	$4,220,710

Common shares outstanding	8,943,477	9,065,883	9,683,727

Book value per common share	$39.95	$40.26	$38.69
Effect of goodwill	(0.52)	(0.52)	(0.48)
Tangible book value per common share	$39.43	$39.74	$38.21

Total shareholders' equity to assets	7.56%	8.03%	8.87%
Effect of goodwill	(0.09%)	(0.09%)	(0.10%)
Tangible common equity to tangible assets	7.47%	7.94%	8.77%

Total average equity - GAAP	$363,292	$364,657	$380,767
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$358,605	$359,970	$376,080

Return on average shareholders' equity	(1.46%)	6.91%	11.94%
Effect of goodwill	(0.02%)	0.09%	0.15%
Return on average tangible common equity	(1.48%)	7.00%	12.09%

Total interest income	$52,033	$45,669	$36,034
Adjustments:
Fully-taxable equivalent adjustments [1]	1,383	1,384	1,314
Total interest income - FTE	$53,416	$47,053	$37,348

Net interest income	$19,574	$21,669	$25,750
Adjustments:
Fully-taxable equivalent adjustments [1]	1,383	1,384	1,314
Net interest income - FTE	$20,957	$23,053	$27,064

Net interest margin	1.76%	2.09%	2.56%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.13%	0.13%
Net interest margin - FTE	1.89%	2.22%	2.69%

1Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Total revenue - GAAP	$25,020	$27,476	$32,570
Adjustments:
Mortgage-related revenue	(65)	—	—
Adjusted total revenue	$24,955	$27,476	$32,570

Noninterest income - GAAP	$5,446	$5,807	$6,820
Adjustments:
Mortgage-related revenue	(65)	—	—
Adjusted noninterest income	$5,381	$5,807	$6,820

Noninterest expense - GAAP	$20,954	$18,513	$18,780
Adjustments:
Mortgage-related costs	(3,052)	—	—
Acquisition-related expenses	—	—	(170)
Nonrecurring consulting fee	—	—	(875)
Adjusted noninterest expense	$17,902	$18,513	$17,735

(Loss) income before income taxes - GAAP	$(3,138)	$6,854	$12,999
Adjustments:[1]
Mortgage-related revenue	(65)	—	—
Mortgage-related costs	3,052	—	—
Acquisition-related expenses	—	—	170
Nonrecurring consulting fee	—	—	875
Partial charge-off of C&I participation loan	4,703	—	—
Adjusted (loss) income before income taxes	$4,552	$6,854	$14,044

Income tax (benefit) provision - GAAP	$(1,833)	$503	$1,790
Adjustments:[1]
Mortgage-related revenue	(14)	—	—
Mortgage-related costs	641	—	—
Acquisition-related expenses	—	—	36
Nonrecurring consulting fee	—	—	184
Partial charge-off of C&I participation loan	988	—	—
Adjusted income tax (benefit) provision	$(218)	$503	$2,010

Net (loss) income - GAAP	$(1,305)	$6,351	$11,209
Adjustments:[1]
Mortgage-related revenue	(51)	—	—
Mortgage-related costs	2,411	—	—
Acquisition-related expenses	—	—	134
Nonrecurring consulting fee	—	—	691
Partial charge-off of C&I participation loan	3,715	—	—
Adjusted net income	$4,770	$6,351	$12,034
[1]Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Diluted average common shares outstanding	9,051,890	9,343,533	9,870,394

Diluted (loss) earnings per share - GAAP	$(0.14)	$0.68	$1.14
Adjustments:
Effect of mortgage-related revenue	(0.01)	—	—
Effect of mortgage-related costs	0.27	—	—
Effect of acquisition-related expenses	—	—	0.01
Effect of nonrecurring consulting fee	—	—	0.07
Effect of partial charge-off of C&I participation loan	0.41	—	—
Adjusted diluted (loss) earnings per share	$0.53	$0.68	$1.22

Return on average assets	(0.11%)	0.59%	1.08%
Effect of mortgage-related revenue	0.00%	0.00%	0.00%
Effect of mortgage-related costs	0.21%	0.00%	0.00%
Effect of acquisition-related expenses	0.00%	0.00%	0.01%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.07%
Effect of partial charge-off of C&I participation loan	0.32%	0.00%	0.00%
Adjusted return on average assets	0.42%	0.59%	1.16%

Return on average shareholders' equity	(1.46%)	6.91%	11.94%
Effect of mortgage-related revenue	(0.06%)	0.00%	0.00%
Effect of mortgage-related costs	2.69%	0.00%	0.00%
Effect of acquisition-related expenses	0.00%	0.00%	0.14%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.74%
Effect of partial charge-off of C&I participation loan	4.15%	0.00%	0.00%
Adjusted return on average shareholders' equity	5.32%	6.91%	12.82%

Return on average tangible common equity	(1.48%)	7.00%	12.09%
Effect of mortgage-related revenue	(0.06%)	0.00%	0.00%
Effect of mortgage-related costs	2.73%	0.00%	0.00%
Effect of acquisition-related expenses	0.00%	0.00%	0.14%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.75%
Effect of partial charge-off of C&I participation loan	4.20%	0.00%	0.00%
Adjusted return on average tangible common equity	5.39%	7.00%	12.98%